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NeuStar Adds Three Board Members
Hellene Runtagh, Joel Friedman, and Michael Rowny Join Recently Elected Members, Andre Dahan and Ross Ireland, on NeuStar’s Board of Directors
STERLING, Va. – July 27, 2006 – NeuStar, Inc. (NYSE: NSR) today announced the addition of three members to its board of directors. Hellene Runtagh, former CEO and President of Berwind Group; Joel Friedman, retired President of Accenture’s Business Process Outsourcing organization; and Michael Rowny, former President and CEO of MCI’s International Ventures, Alliances, and Correspondent group; have been appointed to NeuStar’s board. The three new members join Andre Dahan, former President and CEO of Mobile Multimedia Services at AT&T Wireless; and Ross Ireland, former Senior Executive Vice President of Services and Chief Technology Officer of SBC Communications Inc., who were elected to NeuStar’s board at the company’s annual shareholder meeting in June. The company’s board now totals 8 members, 7 of whom are non-employee directors.

“We were honored to have Andre Dahan and Ross Ireland, two very highly respected leaders in this industry, join NeuStar’s board. We are also truly fortunate to be able to welcome Hellene Runtagh, Joel Friedman, and Michael Rowny. Each of these new members brings impressive leadership and business experience to NeuStar’s board, and we look forward to their contributions,” said Jeff Ganek, chairman and CEO of NeuStar. “Andre’s impressive experience and leadership in mobile services at AT&T Wireless, and Ross’s substantial contributions at SBC Communications and Pacific Telesis, will both prove valuable to NeuStar’s vision to provide premium, world-class products and services to our telecommunications services provider customers. Hellene’s business acumen and perspectives, shaped and proven during her tenures at GE, Universal Studios, and Berwind, will be of great benefit to NeuStar. Joel is a distinguished business leader who successfully guided Accenture’s BPO function through an extraordinary period of transformation and growth. Michael’s vast experience at MCI, Kaiser International, Hermitage Holding, Bendix, and The White House will be an excellent addition to our board, and we look forward to benefiting from his contributions. We are extremely pleased and fortunate to have these industry leaders join our board.”
Hellene Runtagh was formerly President and CEO of Berwind Group, a diverse company with global businesses in pharmaceutical services, life science automation, industrial manufacturing, real estate, and natural resources. Prior to joining Berwind in 2001, Ms. Runtagh was with Universal Studios, where she last served as Executive Vice President.

In this role, Ms. Runtagh was responsible for the Studio, Consumer Products, Interactive Games, Information Technology, Online Operations, and Universal’s retail operations. Prior to joining Universal Studios, Ms. Runtagh spent 25 years at General Electric, where she served as President and CEO of GE Information Services, and held general management roles with GE Capital and GE’s software businesses. Ms. Runtagh has also held numerous leadership positions, including international operations, marketing and manufacturing for multiple high technology GE businesses. Ms. Runtagh also serves on the board of directors for Avaya Inc. and Lincoln Electric Holdings, Inc. She will serve on NeuStar’s audit committee and chair NeuStar’s nominating and corporate governance committee.
As former President of Accenture’s Business Process Outsourcing organization, Joel Friedman was responsible for overseeing Accenture’s portfolio of BPO businesses as well as fueling new innovation and growth in BPO. He was a member of Accenture’s Board of Directors until February 2005 and also served on the company’s Executive Committee and Global Leadership Council. Over the course of his 34-year career with Accenture, Mr. Friedman held a variety of senior leadership roles. He was a partner in Accenture’s Corporate Development organization, served as managing general partner of the company’s former venture capital business, Accenture Technology Ventures, led Accenture’s banking and capital markets program, and was instrumental in founding and managing Accenture’s strategy consulting practice. Mr. Friedman is also a member of the board of directors for SVB Financial Group. He will chair NeuStar’s compensation committee.
Mr. Rowny has been Chairman of Rowny Capital, a private equity firm, since 1999. He also serves on the board of directors for Ciena Corporation. From 1994 to 1999, and previously from 1983 to 1986, Mr. Rowny was with MCI Communications in positions including President and CEO of MCI’s International Ventures, Alliances and Correspondent group, acting CFO, Senior Vice President of Finance, and Treasurer. His extensive career in business and government included positions as chairman and CEO of the Ransohoff Company, CEO of Hermitage Holding Company, EVP and CFO of ICF Kaiser International, Vice President of the Bendix Corporation, and Deputy Staff Director of The White House. He will serve on NeuStar’s audit and nominating and corporate governance committees.
About NeuStar
NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.neustar.biz.
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